Exhibit 10.77

1 April 2015
Bradley J. Holman
1 Bourmac Avenue
Northbridge 2063

Further to our recent discussions, this employment contract sets out the terms of your employment as Executive Vice President and President, International Business Unit, with Blackbaud Pacific Pty Ltd (“Company”). In this capacity you are responsible for leading and managing the International Business Unit, and performing such other additional duties as the Company reasonably may require from time to time.

The details set out in this letter will constitute your contract of employment. This Agreement, along with the then-current change of control agreement between you and Blackbaud, Inc. (“Change of Control Agreement”), contains and supersedes any previous understanding, agreement, commitment, explanation or representation between the parties.
Details of the offer are as follows:
A$392,020 per annum plus superannuation.
Your on target bonus will be fifty percent (50%) of your base salary per annum. Details of the bonus plan will be outlined under separate cover and may change from time to time.
The Company will make superannuation contributions on your behalf based on your basis salary and your bonus to a complying superannuation fund at the minimum level required from time to time to ensure no shortfall in relation to those contributions under the Superannuation Guarantee (Administration) Act 1992 (Cth).
1. COMMENCEMENT OF EMPLOYMENT

1.1	The start date of this employment contract is 1 April 2015, though your continuous service date is 1 November 2010.

1.2
As an employee you are required to adhere to Company policies, as introduced and varied from time to time. Whilst the Company attempts to ensure employees are kept up to date with all policies and procedures, it is also the responsibility of the employee to keep informed of all policy updates. The full complement of Company policies and procedures are available to all employees on the Company’s intranet site or from Human Resources.

2.     JOB DUTIES AND RESPONSIBILITIES

2.1
You will be employed by the Company in the capacity set forth above. Neither your job title or duties limits or defines what you may be required to do and the Company has the right at any time during employment to require you to undertake any duties falling within the role and responsibilities and capabilities even if they are undertaken by others from time to time or to require you to undertake another role within your capabilities as the Company’s business needs may from time to time determine.

2.2	Your work will initially be directed in accordance with the terms set forth above, or in such manner as the Company may designate from time to time.

2.3	You are required to act in the best interests of the Company at all times and in accordance with all the Company's rules, regulations and policies from time to time in force.

2.4
The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Associated Company where such duties or services are consistent with your duties to the Company. The Company may in agreement with you, assign your employment to any Associated Company on the same terms and conditions as set out, or referred to in this Contract. The foregoing shall be subject to the Change of Control Agreement in the event of a change of control of Blackbaud, Inc., as defined in the Change of Control Agreement.

3.     PLACE OF WORK

3.1
Your place of work is from your home as a remote employee, although you may be required to work at / or relocate to such other place of work as may be directed by the Company at any point in the future.

3.2	The Company may require you to travel for the performance of duties.
4.    SALARY

5.1
You shall receive an annual salary as set forth above, which will be payable half (1/2) in arrears and half (1/2) in advance in twelve (12) monthly instalments, less all applicable taxes. Payments will be by bank transfer to a bank account of your choice which you are required to notify to Human Resources on joining the Company. Future increases to salary, if any, (which shall be entirely at the Company’s discretion) will be notified to you separately and will be set out on your itemised pay statement.

5.2
Pay for the full calendar month is credited to your bank account normally on the fifteenth (15th) day of each calendar month. Should you commence or terminate employment other than on a date at the start or end of the calendar month, you will receive salary proportional to the time worked in that calendar month.

5.3	Your remuneration package must be treated as confidential and may only be discussed internally with appropriate Managers.

5.4	You understand and agree that:

(a)
The remuneration you receive each monthly period that is greater than an entitlement you would otherwise have under any legislation or industrial instrument satisfies and may be offset against that entitlement. This includes but is not limited to entitlements to overtime payments, annual leave loading, travel and other allowances and penalty payments or loadings; and

(b)
if any entitlement arises under any legislation or industrial instrument, that entitlement will be calculated by reference to the applicable rate of pay in the relevant industrial instrument or legislation.

6.     HOURS OF WORK

6.1
Your basic hours of work are thirty-eight (38) hours per week, plus two (2) reasonable additional hours. These hours will normally be Monday to Friday, 8.30am am to 5.30 pm with one (1) hour for lunch.

6.2
You will also be required to work such additional hours as and when requested to do so by the Company or when the proper performance of your work so requires. You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of basic weekly hours as the annual salary has been calculated to include compensation for any reasonable additional hours you may be required to work.

6.3
You are personally responsible for informing your Manager or Human Resources if you believe that you are frequently working excessive additional hours, of if you have concerns with your workload. This will enable the Company to assess the situation and take appropriate action, if necessary.

7.	BENEFITS

7.1	If eligible, you will be permitted to participate in the Company’s employee benefit programs including pension schemes (together “Schemes”) from time to time in force.

7.2
The provision of benefits by the Company is subject to acceptance and continuation of cover for you by a scheme provider/insurer as the Company may from time to time determine at rates acceptable to the Company and to any conditions, exclusions or limitations which such insurer may propose and without prejudice to the Company’s right to amend vary, substitute or terminate such benefits at any time. If a scheme provider/insurer refuses for any reason to provide the relevant benefits to you under the applicable scheme, the Company shall not be liable to provide (or compensate for the loss of) such benefits. You will not be entitled to any compensation associated with the Company's decision to exercise its discretion to amend, vary, replace or terminate of any of the Schemes.

7.3	These benefits provided by the Company may be subject to local taxation rules, requirements and deductions.

7.4
Full details of the Schemes, as amended from time to time, referred to above will be provided to you on joining the Company or on request from the Human Resources Department. You are required to obtain your own advice as to whether the level of cover provided by the Company is appropriate with respect to your personal circumstances.

7.5
You may be eligible to receive additional benefits associated with employment. Details of additional benefits (if any) shall be circulated from time to time by the Company’s Human Resources department.

8.    ANNUAL LEAVE

8.1
In addition to the Public holidays normally applicable in Australia or the Australian state of your work location, you shall also accrue Annual Leave at the rate of twenty-five (25) working days’ paid holiday in each complete calendar year of full-time work. In order to ensure that you take sufficient breaks throughout the year, if you accrue in excess of 40 days Annual Leave, the Company may, with one (1) months’ notice, direct you to take up to one half (1/2) of that leave within a specified time. You agree that the Company's direction to take any part of that accrued entitlement is reasonable.

8.2	The Company's holiday year is from 1st January to 31st December.

8.3
All Annual Leave (including any applications for leave without pay) must be previously agreed in writing with your Manager, giving reasonable notice in writing and will be subject to the business needs of the Company. Not more than two weeks may be taken at any one time, save at the Company’s discretion.

8.4
At the start and termination of your employment with the Company, your Annual Leave entitlement will be calculated on a pro-rata basis for the amount of time you have worked for the Company during the relevant holiday year. Your entitlement to Annual Leave will accrue ratably throughout the year.

8.5
If, on the termination of your employment you have exceeded your accrued Annual Leave entitlement, this excess will be deducted from your final salary payment or any other sums due to you. If you have an Annual Leave entitlement still owing, the Company may pay you a sum in lieu of accrued Annual Leave (less all applicable taxes). For the avoidance of doubt, one day’s Annual Leave will be calculated on the basis of 1/260th of your salary.

8.6
The Company reserves the right to apply an annual shut down period between Christmas and New Year’s Day. In the event that you have insufficient Annual Leave to cover the shutdown period, you agree to take the balance of the period without pay.

8.7	Long Service Leave will accrue in accordance with the relevant state legislation.
9.    ABSENCE, SICKNESS AND SICK PAY

9.1	Personal Leave (incorporating sick and carer’s leave) will accrue at the rate of ten (10) days per year of full time work.

9.2
On the first working day of absence for reason of illness or injury, you must notify your Manager (or, in the Manager’s absence, another Manager) of the reason for your absence as soon as possible but no later than 10am. If you are unable to telephone a Manager, you must arrange for the absence to be notified on your behalf.

9.3	You must continue to keep the Company informed on a daily basis for the first five (5) working days of absence.

9.4
A Leave Form must be submitted to cover the whole of the absence period, in addition to a Medical Certificate where appropriate. Entitlement to payment is subject to notification of absence and production of medical certificates as required above.

9.5
At its expense the Company reserves the right to require you to submit to such medical examination by a medical adviser nominated by the Company as the Company may from time to time require in the event of prolonged, recurrent or frequent absence due to sickness or injury, if you suffer from an illness or injury of any type which in the Company's opinion may prevent or restrict you from performing the inherent requirements of your position or at any time upon written request. You hereby give authority for the medical advisor to disclose the report of any such examination to the Company.

9.6	Paid Personal Leave accrues progressively during each year. No payment for unused accrued Paid Personal Leave will be paid upon termination of employment for any reason.

10.     COMPANY PROPERTY

10.1
You may not remove any money, equipment, or other items of value belonging to the Company from its premises except lawfully for the purposes of Company business or when specific written permission is obtained from your Manager, even if it is your intention to return the property in due course.

10.2
On the termination of your employment with the Company for any reason, you shall immediately return to the Company, in accordance with its instructions, all equipment, correspondence, records, specifications, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Associated Company (including, but not limited to, keys, laptops, mobile phones, equipment and security passes) which are in your possession or under your control. In respect of any such items or information held on any computer or other equipment belonging to you, you undertake to delete any such items or information immediately on the termination of your employment. You shall, if so required by the Company, confirm in writing compliance with the obligations under this clause.

10.3	Access to the Company’s intranet, internet, email and any other Management Information Systems (MIS) is not to be used in a way which contravenes its policies.

10.4
By signing this Agreement, you acknowledge that all records, reports, correspondence, by e-mail, software and other data and information generated by or residing upon the MIS are property of the Company and may be used by it for any purposes permitted by law. By signing this Agreement you also agree that the Company can access all such data and information.

10.5
All MIS and computer facilities at the workplace, or provided by the Company (including but not limited to personal communication devices that can access the Internet) or which are used at the Company's expense may be subject to monitoring.

10.6
Computer surveillance is currently being conducted within the workplace and will continue to be conducted upon the commencement of employment on a continuous and ongoing basis. The types of computer surveillance that may be carried out include monitoring websites accessed by employees and monitoring and reading emails sent, received and stored on the Company's network. For further details on the methods of computer surveillance used, please refer to the policy.

10.8
The Company may also view mobile phone/personal communication device records and by accepting employment with the Company you consent to such monitoring on all communication tools provided by the Company.

11.    HEALTH AND SAFETY

11.1	It is a condition of employment that you agree to comply with all medical, health and safety regulations applicable at any time.

11.2
You will take all reasonably practicable steps to ensure your health and safety and welfare while at work. It is your legal duty to take care of your own health and safety and that of your colleagues. You are referred to the Company’s Workplace Health & Safety Policy (and in particular, you must report any incidents which have or may have led to injury or damage and comply with any self-assessment procedures relating to health and safety which the Company or any Associated Company may establish from time to time).

11.3	In the interests of health of all employees, the Company operates a no smoking policy. It is a disciplinary offence to smoke at any time on Company premises.
12.    CONFIDENTIALITY

12.1
It is stipulated and agreed that as a result of your employment with the Company, you have and will have access to valuable, highly confidential, privileged and proprietary information not generally available in the public domain relating to the Company’s Business (the “Confidential Information”). For purposes of this Agreement, “Confidential Information” means the Company’s, or its affiliated companies’, trade secrets; patents; copyrights; software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, algorithms, and ideas for formulae); products and/or services; concepts; inventions; know-how; data; drawings; designs; documents; names and/or lists of clients, customers, client and/or customer usage, prospective clients and/or customers, employees, agents, contractors, and suppliers; marketing information; business plans; business methodologies and processes; strategies; financial information and other business records; and all copies of any of the foregoing, including notes, extracts, memoranda shared with, prepared or suffered or directed to be prepared by you based on any Confidential Information. It is further acknowledged and agreed that the unauthorised use or disclosure by you of any of the Confidential Information would seriously damage the Company in its Business. Confidential Information does not include generalised skills or knowledge you acquire in the course of the Employee’s duties.

12.2
As a consequence of the above, with respect to any Confidential Information you obtain during or as the result of your performance of services for the Company and/or its customers, affiliated companies, vendors, suppliers and distributors, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, you agree that during the term of your employment and after the termination of your employment for any reason:

•
You will hold all Confidential Information in strict confidence and will not use, publish, divulge or otherwise reveal or allow to be revealed any portion thereof to any third person, company or other entity, except to or with the prior written consent of the Company;

•
You will use best efforts to ensure that all Confidential Information is properly protected and kept from unauthorised persons or entities, and will immediately report to the Company any misuse of Confidential Information by another person or entity that you may encounter or of which you may become aware;

•	You will make no use of any Confidential Information except such use as is required in the performance of your services for the Company; and

•
Upon termination of your employment with the Company for any reason, or upon the Company’s request, you will immediately deliver to the Company all documents, software, hardware, written materials and other items of any kind, and any copies thereof that contain Confidential Information.

13.    INTELLECTUAL PROPERTY/INVENTIONS

13.1	You understand and agree that any Inventions (as defined below) you develop or conceive during employment with the Company are the sole property of the Company.

13.2
“Inventions” shall include any inventions, improvements, developments, discoveries, programs, designs, products, processes, information systems and software, as well as any other concepts, works and ideas, whether patentable or not, relating to any present or prospective activities or business of the Company.

13.3
You agree to make the Company aware of all such Inventions. To the maximum extent permitted by applicable law, you further agree to assign and do hereby assign to the Company all rights, title and interest in and to all such Inventions hereafter made by the Employee. This clause does not apply to any Invention for which you affirmatively prove that:

•	no equipment, supplies, facility, trade secrets, or Confidential Information of the Company was used;

•	the Invention was developed entirely on your own time; and

•	the Invention did not result, either directly or indirectly, from any work you performed for the Company.
14.    RESTRICTIONS AFTER EMPLOYMENT

14.1
During the Restraint Period, you shall not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, contractor, consultant, partner or otherwise offer employment to or procure employment for any person known to you, who was involved in product research and development or sales or who was a director or senior employee of the Company or was providing consultancy services to the Company at any time during the six (6) months immediately prior to termination of your employment and with whom you have dealt with at any time in the twelve (12) months immediately prior to termination of your employment;

14.2
During the Restraint Period, you shall not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, contractor, consultant, partner or otherwise so as to compete with the Company or any Associated Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so.

14.3
During the Restraint Period, you shall not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, contractor, consultant, partner or otherwise deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour or undertake to do so or encourage any Relevant Customer to discontinue, terminate or not renew his, her or its relationship with the Company or Associated Company.

14.4
During the Restraint Period, you shall not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, contractor, consultant, partner or otherwise perform the Restrained Duties within the Restricted Territory for any other business which:

(a)    supplies or is about to be engaged in supplying Relevant Products or Services in competition with the Company or any Associated Company; or
(b)    is or was at any time during the Relevant Period a Relevant Customer of the Company or any Associated Company if the performance of the Restrained Duties would cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Associated Group Company.

14.5
You shall not represent yourself as being interested in or employed by or in any way connected with the Company or any Associated Company (other than as a former employee of the Company) or use in connection with any business any name which includes the name of the Company or any Associated Company or any colourable imitation of it.

14.6
Nothing in clause 14 shall preclude you from holding (directly or through nominees) investments listed on a recognised stock exchange as long as you do not hold more than five (5) per cent of the issued shares or other securities of any class of any one company.

14.7
Whilst the restrictions in this clause 14 (on which you hereby acknowledge that you have had the opportunity to take independent advice) are regarded by the parties as fair and reasonable in the circumstances and necessary for the protection of the Company or of any Associated Company and do not bear harshly on you, it is hereby declared that each of the restrictions in this clause 14 are intended to be separate and severable. If any restriction if held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 14.10) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.8
The parties agree that the Restraint Period will be reduced by one day for every day during which at the Company's direction and pursuant to clause 16.5 you have been excluded from the Company's premises and/or has not carried out any duties or has carried out duties other than normal duties.

14.9
If you apply for or are offered new employment, an appointment or engagement, before entering into any related contract, you will bring the terms of this Clause 14 and Clause 16 to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

14.10	For the purposes of this clause 14, the following expressions have the following meanings:
"Relevant Customer" means any person, firm, company or organisation who or which at any time during the twelve (12) months immediately prior to the Termination Date is or was:

(a)	negotiating with the Company or any Associated Company for the sale or supply of Relevant Products or Services; or

(b)	a client or customer of the Company or any Associated Company for the sale or supply of Relevant Products or Services; or

(c)	in the habit of dealing with the Company or any Associated Company for the sale or supply of Relevant Products or Services;

and in each case with whom or which the Employee was directly concerned or connected or of whom or which the Employee had personal knowledge during the twelve (12) months immediately prior to termination of the Employee's employment in the course of employment hereunder;

"Relevant Products or Services" means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Associated Company within the twelve (12) months immediately prior to termination of the Employee's employment and with which sale or supply the Employee was directly concerned or connected or of which he had personal knowledge during the twelve (12) months immediately prior to termination of employment;

"Restrained Duties" means:

(i)	duties the same or similar to those performed by the Employee in the course of the Employee's employment with the Company or Associated Company; or

(ii)
duties which utilise the skills, competencies or knowledge used or gained by the Employee in the roles or roles the Employee held with the Company or Associated Company during the 12 month period immediately prior to the Termination Date;

"Restraint Period" means the period commencing on the date of the termination of the Employee's employment with the Company (howsoever caused) and ending on the expiry of each of the following periods after the Termination Date:

(i)	12 months, but if that is held by a Court to be unenforceable;

(ii)	6 months, but if that is held by a Court to be unenforceable;

(iii)	3 months.
Restricted Territory" means:

(i)	Australia and New Zealand, but if that is held by a Court to be unenforceable;

(ii)	Australia, but if that is held by a Court to be unenforceable;

(ii)
each State and Territory in which the Employee performed work, including those States and Territories in which a Relevant Customer is or was located, in the twelve (12) months immediately prior to the Termination Date, but if that is held by a Court to be unenforceable;

(iv)	the State in which the Employee was located as at the Termination Date, but if that is held by a Court to be unenforceable;

(v)	the metropolitan area in which the Employee was located as at the Termination Date.
"Termination Date" means the date of termination of your employment with the Company.
15     EXCLUSIVITY OF SERVICE / CONFLICT OF INTEREST

15.1
You shall not without the express prior written consent of the Company, directly or indirectly, during your employment with the Company, render professional services to any person or firm for compensation or engage in any activity competitive with and/or adverse to the Company’s purposes, mission or interests, whether alone, as a partner or member, or as an officer, director, employee or shareholder of any other corporation or entity or as a trustee, fiduciary or other representative of any other activity or entity. For the avoidance of doubt, Company acknowledges that you serve as a director of Webjet Limited and as a director of ATI Business Group.

15.2	You are required to devote full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.

15.3
Subject to any written regulations issued by the Company which may be applicable, neither you nor your Immediate Relatives, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company and if you, your Immediate Relatives or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.

15.4
You have disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between you and the Company or any Associated Company, or your Immediate Relatives, and you undertakes to disclose fully and immediately to the Company any such circumstances which may arise during the course of employment or in respect of which you become aware in respect of other employees.

15.5
You hereby warrant you are free to take up the employment and that there are no restrictions or terms in any agreement whether verbal or otherwise which could prevent or hinder the performance of your duties to the Company or any Associated Company or give rise to any claim against or liability on the part of the Company or any Associated Company. If at any time it becomes apparent that there may be such restrictions or if any such claims are made or threatened, then the Company reserves the right to terminate this Agreement forthwith without notice or to make such changes to the terms of this Agreement or your duties as it considers necessary in the circumstances.

16    TERMINATION OF EMPLOYMENT

16.1	Subject to Clause 16.2 below, the length of notice to terminate employment with the Company is three (3) months.

16.2
The Company reserves the right to terminate your employment without notice, or without pay in lieu of notice, for “Cause” and you shall thereafter be entitled to no compensation or benefits under this Agreement or otherwise. For the purposes of this Agreement, “Cause” means:

(a)
Your conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which you are charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on your Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which you are constructively liable, including, but not limited to, any liability that is based on acts of the Company for you are charged solely as a result of your offices with the Company and in which you were not directly involved or did not have prior knowledge of such actions or intended actions;

(b)	Any act of theft, fraud or embezzlement, or any other misconduct or dishonest behaviour;

(c)
Your failure or refusal to perform your reasonably-assigned duties (consistent with past practice of the Company and other than due to a disability), provided that such failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after you shall have received written notice from the Company stating the nature of such failure or refusal;

(d)
Your violation of any of your obligations contained in this Employment Contract, or any other restrictive covenant agreement between you and the Company, which violation is of a character that is likely to materially injure the Company, as determined by the Company in good faith;

(e)	Personal conduct by you (including but not limited to employee harassment or discrimination) which materially discredits or damages the Company or any subsidiary; and/or

(f)	Your illegal use of controlled substances.

16.3
You agree that the Company may at its absolute discretion make a payment or payments representing salary in lieu of any notice of termination of employment which you are or the Company is required to give.

16.4
You agree that to be eligible for any bonus, commission or other variable payments you must be employed during the time of qualification for such payment and employed by the Company at the time such payments are due.

16.5
The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company. You will comply with any conditions laid down by the Company including but not limited to the prohibition of any contact and/or dealings between you and the clients and/or suppliers and/or employees of the Company or any Associated Company.

16.6	On termination of your employment, you must immediately return to the Company all property in accordance with Clause 10.2 above.

16.7
The Company shall have the right to suspend you on full pay and benefits during any period in which the Company is investigating any disciplinary matter involving you or while any disciplinary procedure against you is outstanding.

16.8
You agree, subject to any applicable statue, that the Company may at any time (including on termination) deduct from your remuneration any amounts you owe to the Company, including but not limited to the following:

(a)	amounts paid to you for Annual Leave in advance;

(b)	amounts overpaid to you; or

(c)	recovery of costs incurred by you as a result of your use of the Company's property for personal matters (for example personal calls on a company mobile phone.
The amount of any deductions will reflect the actual amount incurred by you or overpaid to you and you agree that these deductions are reasonable.
18     DISCIPLINARY AND GRIEVANCE PROCEDURE
Please refer to the Grievance Procedures (which may be amended from time to time) in the Employee Handbook on the Company’s intranet site or from the Human Resources department. These procedures apply during employment but do not form part of the contracts of employment.

19     GOVERNING LAW
This contract shall be governed by and construed in accordance with the laws of the Commonwealth of Australia and New South Wales and in relation to any claim, dispute or matter arising out of or relating to this Agreement each party to this contract submits to the exclusive jurisdiction of the courts and tribunals of the location of the Company office to which you are assigned, and the courts of the Commonwealth of Australia and New South Wales and judgment may be entered in any court having jurisdiction.
20     ACCEPTANCE
To indicate your understanding of the Agreement, please sign and date the duplicate copy of this letter and return it to John Mistretta.

Regards
/s/ John Mistretta
John Mistretta
Executive Vice President, Human Resources

Statement of Acceptance

I, Bradley J. Holman, accept the above terms and conditions of employment and agree to be bound by all Company policies and procedures relevant to my professional conduct as an employee:

Signed:	/s/ Bradley J. Holman

Dated:	June 30, 2015